Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC.

ANNOUNCES QUARTERLY DIVIDEND

January 17, 2018	540-955-2510
Contact: Kathleen J. Chappell, Vice President and CFO	kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 17, 2018) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, declared a regular cash dividend on January 17, 2018, of $0.23 per common share payable February 16, 2018 to shareholders of record on February 2, 2018.

The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester, Towns of Purcellville and Leesburg and Ashburn, VA. The Company’s common stock trades on the OTC Markets Group’s OTCQX Market under the symbol EFSI.